EXHIBIT 99.3
                                                                    ------------

                         SPIRE CORPORATION NEWS RELEASE


Contact:  Spire Corporation
          James F. Parslow, Chief Financial Officer
          Tel. 781-275-6000


                SPIRE CORPORATION ANNOUNCES $8 MILLION FINANCING

Bedford, MA -- April 28, 2006 -- Spire Corporation (Nasdaq: SPIR), today announced that it has sold 941,176 shares of its common stock at $8.50 per share, for gross proceeds of approximately $8 million, in a private placement to two accredited institutional investors. The net proceeds of the sale were approximately $7.7 million after deducting placement fees and other closing costs. Spire intends to use the proceeds to fund future development initiatives and for general corporate purposes.

These shares have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States or any state absent registration or an applicable exemption from registration requirements. This transaction was facilitated by Wharton Capital Partners, a New York based investment banking firm.

About Spire Corporation
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Spire Corporation is a diversified technology company providing innovative solar energy manufacturing equipment, biomedical devices and optoelectronic components. Spire offers full, turnkey solutions for wafer, cell and module manufacturing equipment for the solar photovoltaic industry worldwide. For more information visit www.spirecorp.com.